EXHIBIT 23.1

CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

We consent to incorporation herein by reference of our report dated July 26, 2002 relating to the consolidated balance sheets of Pinnacle Systems, Inc. and subsidiaries as of June 30, 2002 and 2001, and the related consolidated statement of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2002, and the related financial statement schedule, which report appears in the June 30, 2002 annual report on Form 10-K of Pinnacle Systems, Inc.

/s/ KPMG LLP
KPMG LLP

Mountain View, California

August 11, 2003